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EXHIBIT 23.02


                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Company's Registration Statements of Form S-8 (Nos. 333-24867 and 333-45701) pertaining to the employee share plans named on the facing sheets thereof of our reports dated May 1, 1998 with respect to the consolidated financial statements of Micro Focus Group Plc for the year ended January 31, 1998 included in its 1998 Annual Report to Shareholders and furnished to the Securities and Exchange Commission pursuant to a Report of Foreign Issuer (Form 6-K).




/s/ Ernst & Young

Ernst & Young
May 27, 1998
Reading, England